May 15, 2006

David R. Humble	Prides Capital Fund I, L.P.	eDiets.com, Inc.
c/o eDiets.com, Inc.	200 High Street, Suite 700	3801 W. Hillsboro Blvd.
3801 W. Hillsboro Blvd.	Boston, MA 02110	Deerfield Beach, FL 33442

Deerfield Beach, FL 33442

Ladies and Gentlemen:

In connection with the Securities Purchase Agreement (“Purchase Agreement”) between Prides Capital Fund I, L.P. (“Buyer”) and David R. Humble (“Seller”), dated as of May 15, 2006, for the convenience of Buyer and Seller, Edwards Angell Palmer & Dodge LLP hereby agrees to serve as escrow agent (the “Escrow Agent”) and hold Twenty One Million Six Hundred Fifty Thousand Thirty Six Dollars and Eighty Cents ($21,650,036.80) (the “Escrow Funds”) delivered on this date by Buyer (by wire transfer of immediately available funds to the Escrow Agent’s account) and Four Million Two Hundred Eighty Seven Thousand One Hundred Thirty Six (4,287,136) shares of the common stock (“Escrow Shares”) of eDiets.com, Inc. (“eDiets”), endorsed in blank and delivered on this date by Seller, in escrow, subject to and to be distributed pursuant to the terms of this escrow agreement (this “Agreement”). The Escrow Funds and Escrow Shares are sometimes hereinafter collectively referred to as the “Escrow Assets.” Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

The Escrow Agent acknowledges receipt of the Escrow Assets.

While the Escrow Shares are held in escrow, Seller will have full rights with respect to the Escrow Shares, including, without limitation, the right to vote such shares and to receive all dividends and distributions thereon.

Except as provided herein, Buyer and Seller agree to deliver joint written instructions to Escrow Agent regarding the disposition of the Escrow Assets. Notwithstanding the foregoing, in the event that (x) the Escrow Agent receives joint written instructions from Buyer and Seller that the Company failed to hold a stockholders meeting within sixty (60) days of the First Closing plus an additional number of days, if the proxy or consent solicitation statement is subject to Securities and Exchange Commission (the “SEC”) review, equal to the number of days commencing with the date the Company is notified by the SEC of such review through, and including, the date that such review is completed and all SEC comments are fully and finally resolved, (y) the Escrow Agent does not receive joint written instructions from Buyer and Seller prior to the close of business on August 15, 2006 that the Shareholders Approval was obtained, or (z) the Company’s shareholders do not approve the Second Humble Transaction and the issuance and sale by the Company of the Subsequent Shares and the Subsequent Warrants (as such terms are defined in the Securities Purchase Agreement dated as of the date hereof between Buyer and eDiets) at the meeting of shareholders held for such purpose and either Buyer or Seller gives the Escrow Agent notice thereof, then (a) the Escrow Funds and all interest thereon held in escrow shall on the next Business Day be returned to Buyer unless Buyer elects, in its sole discretion, to permit the Escrow Agent to continue to holds such funds, and (b) the Escrow Shares held in escrow shall on the next Business Day be returned to Seller.

During the period in which the Escrow Funds are held in escrow hereunder, the Escrow Funds shall be invested in the Escrow Agent’s interest bearing account at Northern Trust Bank of Florida, N.A. All interest and other amounts earned on or in respect of the Escrow Funds shall be the property of Buyer and promptly delivered to Buyer upon request. Buyer shall be the record owner of such income for federal and state reporting purposes.

The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants shall be read into this Agreement against the Escrow Agent. Without limiting the generality of the foregoing, the Escrow Agent shall have no duty to take action to preserve or exercise rights in any property held by it hereunder, except where the failure to do so would constitute bad faith, gross negligence or willful misconduct.

In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely without any investigation into the underlying facts upon any certificate, statement, opinion, report, notice, request, consent, order, approval, document, instrument, signature or other paper document believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so.

The Escrow Agent shall not be liable for any error of judgment, or any action taken hereunder except in the case of its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

The Escrow Agent shall have no duty as to the collection of dividends, distributions or income on the Escrow Assets or as to the preservation of any rights pertaining thereto, and shall not be under any duty to give the Escrow Assets held by it hereunder any greater degree of care than it gives its own similar property.

The Escrow Agent shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel and of all persons not regularly in its employ, if any, incurred or made by it in connection with the carrying out of its duties under this Agreement and in connection with any dispute regarding the performance of its duties hereunder. All such fees and expenses shall be the responsibility of eDiets.

The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Assets, or any loss of interest incident to any such delays. The obligations of the other parties hereto to the Escrow Agent under this paragraph shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

The Escrow Agent may at any time resign by giving at least thirty (30) days’ prior written notice of resignation to Buyer and Seller. Buyer and Seller may at any time jointly remove the Escrow Agent by giving at least three (3) days’ written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent shall be appointed by Buyer and Seller by written instrument executed by them and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of Buyer and Seller or the successor Escrow Agent, execute and deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Funds and all other rights hereunder by such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within twenty (20) days of a notice of resignation by or removal of the Escrow Agent, the Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Assets until the earlier of (i) its receipt of designation of a successor Escrow Agent in a joint written instruction by Buyer and Seller and (ii) termination of this Agreement in accordance with its terms. If no successor Escrow Agent shall have been appointed within twenty (20) days, the Escrow Agent may apply to a court of competent jurisdiction for such appointment.

Other than as otherwise specifically provided herein, the Escrow Agent does not have any interest in the Escrow Assets but is serving as holder only and having only possession thereof. Any payments of income from the Escrow Assets shall be subject to withholding regulations then enforced with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-alien certifications. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

In the event that any escrow property shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be staid or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so ordered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any other parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Assets, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall return the Escrow Shares to Seller and the Escrow Funds to Buyer.

None of the provisions of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Whenever in the administration of the provisions of this Agreement the Escrow Agent shall deem it necessary or desirable that a matter be provided or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, be deemed to be conclusively proved and established by a certificate signed by Buyer and Seller and delivered to the Escrow Agent and the Escrow Agent shall, in the absence of gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, be entitled to rely in full thereon.

The parties acknowledge that the Escrow Agent is acting as legal counsel to eDiets with regard to the Securities Purchase Agreement dated as of the date hereof between Buyer and eDiets and the transactions contemplated thereby. In the event of a dispute among or between Buyer, Seller and eDiets with regard to such Securities Purchase Agreement and the transactions contemplated thereby or this Agreement, the Escrow Agent shall have the right to continue to represent eDiets, including with respect to any dispute concerning Buyer's rights to the Escrow Funds, whether or not the Escrow Agent places the Escrow Assets into the custody of a court.

The Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any bad faith, willful misconduct or gross negligence on the part of any agent, attorney, custodian or nominee so appointed with due care.

Any corporation or other entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other entity succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Subject to the preceding paragraph, no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that Buyer may assign all or any of its rights and obligations hereunder to any affiliate of Buyer that is controlled, directly or indirectly, by Prides Capital Partners, LLC (any such assignment by Buyer pursuant to the preceding proviso shall not, however, release or be deemed to release Buyer from its obligations hereunder, and Buyer shall remain liable for all such obligations).

The parties each (for itself and any person or entity claiming through it) hereby releases, waives, discharges, exculpates and covenants not to sue the Escrow Agent for any action taken or omitted under this Agreement except to the extent caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Any notices, demands or other communications required to be sent or given hereunder by any other parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, or (b) sent to the recipient by reputable express courier services (charges paid) or (c) faxed. Date of services of such notice shall be (x) the date such notice is personally delivered, (y) one (1) day after the date of delivery to the overnight courier if sent by overnight courier and (z) upon electronic confirmation of receipt of the facsimile transmission. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending party in accordance with this paragraph.

This Agreement supersedes all prior agreements among the parties hereto with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, Seller and the Escrow Agent.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

This Agreement is governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you agree with the terms of this letter, please so indicate by signing at the appropriate place below.

Sincerely,

By: /s/Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, Florida 33301

Acknowledged and Agreed:

Prides Capital Fund I, L.P.

Dated: May 15, 2006

By: Prides Capital Partners, LLC

Its:	General Partner

By: /s/ Murray A. Indick

Address:

c/o Prides Capital Partners, LLC

200 High Street, Suite 700

Boston, MA 02110

Attention: Murray Indick

Telephone: (415) 946-1482

Facsimile: (415) 946-1486

Email: murray@pridescapital.com

Acknowledged and Agreed:

Dated: May 15, 2006

By: /s/ David R. Humble

David R. Humble

Address:

2696 Emerald Way N.

Deerfield Beach, FL 33442

Telephone:	(954) 427-3423

Facsimile: (954) 360-7544

Email: davehumble@hotmail.com

with a copy to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway

New York, NY 10019-6708

Attention: Gregg S. Lerner, Esq.

Telephone: 212-833-1110

Facsimile: 212-373-7910

Email: glerner@fklaw.com

Acknowledged and Agreed: Dated May 15, 2006	(solely for purposes of agreeing to pay all fees and expenses of the Escrow Agent which are incurred in connection with this Agreement)

eDiets.com, Inc.

By: /s/ James Epstein

James Epstein

Address:

3801 West Hillsboro Blvd.

Deerfield Beach, FL 33442

Telephone: (954) 360-9022

Facsimile:	(954) 360-9095